Exhibit 99.1

NSAV ANNOUNCES APPOINTMENT OF BITMART.COM MANAGING PARTNER YUEN WONG TO THE BOARD OF DIRECTORS

Net Savings Link, Inc. (OTC: NSAV), a cryptocurrency, blockchain and digital asset technology company, today announced the appointment of Bitmart Cryptocurrency Exchange ( https://www.bitmart.com ) Managing Partner, Yuen Wong, to the Company’s Board of Directors effective immediately. BitMart is a premier global digital asset trading platform with over 2 million users worldwide and ranked among the top crypto exchanges on CoinMarketCap. Bitmart’s platform supports over 220 cryptocurrencies and has a 24 hour trading volume of approximately $2 Billion. Bitmart offers low trading and withdrawal fees, is beginner-friendly, one of the securest platforms in the industry and its users can buy cryptocurrency with credit & debit cards, PayPal and bank transfers.

Mr. Wong is also the CEO of LABS Group Limited ( https://labsgroup.io ), the world’s first end to end Blockchain powered real estate investment ecosystem and powered by the LABS ecosystem token through decentralized finance (DeFi) and governance.

Earlier this month NSAV announced its latest equity acquisition, VirtuaBroker Ltd.

( https://virtuabroker.com ), a Swiss Cryptocurrency Trading Platform with offices in London and Barcelona. VirtuaBroker, whose platform is based on Artificial Intelligence (AI), offers a full range of trading services, such as portfolio management, price search function, and much more. Their platform supports nearly all the major cryptocurrency exchanges, including Coinbase ($2 billion Revenue in 2019), Binance ($4.2 billion Crypto Assets), Bitfinex ($404 million Net Profits in 2018) and Kraken ($1.25 billion estimated Annual Revenues). The Company plans to Roll Out the Global Launch of VirtuaBroker at the end of March.

In January, NSAV announced that the Company has finalized an amendment to its Articles of Incorporation, which would prevent NSAV from enacting a reverse stock split. The amended articles are now on file with the state of Colorado and can be viewed by the public at the Colorado Secretary of State’s website.

James Tilton, president of NSAV stated, “I am delighted to welcome Mr. Yuen Wong to the Board of Directors and I am certain that all of our loyal shareholders are equally excited. Mr. Wong is a true industry pioneer.”

NSAV's vision is the establishment of a fully integrated technology company that provides turnkey technological solutions to the cryptocurrency, blockchain and digital asset industries. Over time, the Company plans to provide a wide range of services such as software solutions, e-commerce, advisory services, financial services and information technology.

For further information please contact NSAV at info@nsavholdinginc.com

The NSAV corporate website can be accessed at http://nsavholdinginc.com

The NSAV Twitter account can be accessed at https://twitter.com/nsavtech

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that, all forward-looking statements involve risks and uncertainties, including without limitation, the ability of Net Savings Link, Inc. to accomplish its stated plan of business. Net Savings Link, Inc. believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by Net Savings Link, Inc. or any other person.

Contact

Net Savings Link, Inc.

info@nsavholdinginc.com